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Exhibit 5.1
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November 9, 2001

Securities and Exchange Commission
450 Fifth Street
Washington, D. C. 20549

Re:      Eckerd Corporation
         401(k) Savings Plan
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Dear Sirs:

As Executive Vice President, Secretary and General Counsel of J. C. Penney Company, Inc., a Delaware corporation ("Company"), I am familiar with the Restated Certificate of Incorporation of the Company, as amended, and its Bylaws, as amended.

I am also familiar with the Eckerd Corporation 401(k) Savings Plan ("Plan"), and the corporate proceedings taken to authorize the offer or sale of shares of JCPenney common stock of 50(cent) par value, together with the preferred stock purchase rights associated therewith (such common stock, together with such associated rights, being hereinafter referred to as the "JCPenney Common Stock"), of the Company pursuant thereto. I have examined the Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission on this date for the registration under the Securities Act of 1933, as amended, of 500,000 shares of JCPenney Common Stock to be offered or sold pursuant to the Plan. I have also examined such other documents and records as I have deemed appropriate for the purposes of this opinion.

Based on the foregoing, I am of the opinion that the shares of JCPenney Common Stock to be offered or sold under the Plan are duly authorized and issued, are legally issued, fully paid, and non-assessable.

I hereby consent to the reference to me in the above-mentioned Registration Statement and to the filing of this opinion as an exhibit to said Registration Statement.

Very truly yours,

/s/ Charles R. Lotter

Charles R. Lotter
Executive Vice President,
Secretary and General Counsel
J. C. Penney Company, Inc.


S-8 - 401(k) Savings Plan - 29038.2
November 9, 2001

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